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                                                                   EXHIBIT 10.30

October 8, 1999


Mr. Jeffery Schwartz


Dear Jeffery:

I am pleased to extend our offer to you with Autoweb.com (the "Company") in the position of Vice President of Strategic Development reporting to the CEO. This letter is intended to set forth the terms and conditions of Autoweb.com's offer of employment.

Your full-time employment will begin October 25, 1999, or sooner contingent upon execution of this letter of agreement prior to commencement date. Your semi-monthly rate of pay will be $7,708.33, which is equivalent to $185,000.00 annually. You will also be eligible for an annual bonus, paid quarterly, equal to 30% of your annual salary, based on company performance and individual objectives. This bonus will be guaranteed at $25,000 for 1999 and will be paid out no later than January 31, 2000. You will be eligible to receive certain employee benefits including health, vision and dental insurance effective your first day of employment, and our 401(k) plan effective at a later date. Additionally, you will be eligible for fifteen days of Paid Time Off (PTO) and eleven paid holidays per year, which are pro-rated based upon your date of hire.

The Company will grant you an option to purchase 155,000 shares of Common Stock at an exercise price to be determined by the Board of Directors based upon the fair market value of the common stock at the time of grant. The options will vest as follows: 10% of the shares will be vest upon grant, 15% of the remaining balance will vest upon the first anniversary of the grant date and the balance will vest on a pro rata monthly basis over 3 years subject to Board of Director approval.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into, at will. As a result, either party may conclude its employment relationship at any time, with or without cause. If the Company terminates your employment for any other reason than cause, the Company will pay you a lump sum payment of 6 months annual base compensation. In the event of a Change of Control, 50% of your unvested options will vest, if you are not retained as an employee of the Company at a similar level position located in the Bay Area. If a new Change of Control policy is adopted for Officers of the Company you will be covered under the terms of the new policy.
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Mr. Jeffrey Schwartz
Page 2
October 8, 1999

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire. Because of this federal law, our employment offer must be contingent upon your timely provision of information for immigration purposes. Please let us know as quickly as possible if you foresee some delay in obtaining the necessary documents, so that we can do whatever we can to help. Your employment offer is also contingent upon the completion of an application and the results of a Background Check as authorized in your application.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, rate or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as soon as possible. I have enclosed a duplicate original for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement and an Employee Non Disclosure Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.
This letter may not be modified or amended except through a written agreement signed by the Company. This offer will expire 10/14/99.

We look forward to working with you at Autoweb.com.  Welcome aboard!

                              Sincerely,


                              /s/ Dean DeBiase
                              ------------------------------------------------
                              Dean DeBiase
                              Chairman, President & CEO


AGREED TO AND ACCEPTED:

/s/ Jeffrey Schwartz
-----------------------------
Jeffrey Schwartz